Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Reports Strong Fourth Quarter 2005 Results

—	Enterprise revenue grew 18% for the fourth quarter and represents 57% of total revenue —

—	Data and Internet revenue grew 29% for the fourth quarter driven by enterprise growth –

LITTLETON, Colo. –February 6, 2005 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its fourth quarter 2005 financial results, including $184.5 million in revenue, $70.7 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $22.3 million. For the year ended December 31, 2005, the Company reported revenue of $708.7 million, M-EBITDA of $251.2 million and a net loss of $108.1 million.

“Our impressive trends in enterprise growth, strong margins and a growing customer base, continued this quarter,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We are growing our business by increasing our national reach and utilizing our core metro based services to deliver unique and innovative product capabilities over our national IP backbone.”

Highlights for the Quarter

For the quarter ending December 31, 2005, the Company –

•	Grew total revenue $16.5 million year over year, an increase of 10%. Grew total revenue $6.7 million sequentially, an increase of 4% for the quarter

•	Grew enterprise revenue $16.0 million year over year, an increase of 18%. Grew enterprise revenue by $5.2 million sequentially, an increase of 5% for the quarter

•	Grew data and Internet revenue $10.0 million year over year, an increase of 29%. Grew data and Internet revenue by $3.3 million sequentially, an increase of 8% for the quarter

•	Produced M-EBITDA of $70.7 million, 66% gross margin and 38% M-EBITDA margin

•	Grew buildings served directly by the Company’s fiber network by 18% to nearly 6,000 buildings and increased customers by 14%, year over year, reflecting continued strong enterprise growth

•	Completed a $200 million bank loan and redeemed $200 million of 9 3/4% senior notes

•	Achieved $29.7 million of un-levered free cash flow [2] for the quarter which represented 16% of revenue. The Company approached breakeven on a levered basis for the fourth quarter, at $1.5 million short of reaching levered free cash flow [3]

Sequential Results – Fourth Quarter 2005 compared to Third Quarter 2005

Revenue

Revenue for the quarter was $184.5 million, as compared to $177.8 million for the third quarter of 2005, an increase of $6.7 million sequentially. The primary components of the change included:

•	$5.2 million increase in revenue from enterprise customers across all lines of business

•	$2.2 million increase in intercarrier compensation, primarily due to a dispute settlement

By product line, the percentage change in revenue sequentially was as follows:

•	8% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	3% increase in switched services primarily due to growth in bundled voice products

•	Dedicated transport services remained flat

Disconnects represented 1.1% and 1.3% of monthly revenue churn for the third and fourth quarters of 2005, respectively. This compares to 1.2% monthly revenue churn for the fourth quarter of 2004. For the year, service disconnects were reduced by 17% over 2004. The Company expects to experience ongoing disconnects, including disconnects from carrier customers related to their merger activities and network grooming.

M-EBITDA and Margins

M-EBITDA grew $8.3 million to $70.7 million for the fourth quarter of 2005, a 13% increase sequentially. M-EBITDA margin was 38% for the quarter, as compared to 35% reported in the third quarter of 2005. Gross margin remained strong at 66% for the current quarter as compared to 62% in the third quarter. The increase in M-EBITDA and margins primarily reflects strong revenue growth, which included a $2.3 million dispute resolution for intercarrier compensation revenue, as well as an improvement in operating costs and other favorable cost settlements. Also reflected in the quarter was an increase in selling, general and administrative costs, which remained relatively stable in relation to total revenue.

The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company’s net loss narrowed to $22.3 million, a loss of $.19 per share for the quarter, compared to a net loss of $23.4 million, a loss of $.20 per share for the third quarter of 2005. The decrease in the net loss primarily reflects the growth in M-EBITDA offset by higher depreciation and amortization and an increase in net interest expense, reflecting the financing related costs during the quarter.

Year over Year Results –Fourth Quarter 2005 compared to Fourth Quarter 2004

Revenue

Quarterly revenue was $184.5 million for the current quarter, as compared to $168.0 million for the fourth quarter of 2004, an increase of $16.5 million. The primary components of the change included:

•	$16.0 million increase in revenue from enterprise customers across all lines of business

•	$1.5 million decrease from carriers due primarily to fluctuations in dispute resolutions and contract settlements

•	$2.5 million increase in intercarrier compensation primarily due to a dispute settlement

By product line, the percentage change in revenue year over year was as follows:

•	29% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	5% increase for switched services, primarily due to growth in bundled voice products

•	2% increase for dedicated transport services, due to increased enterprise revenue

M-EBITDA and Margins

M-EBITDA grew $16.1 million to $70.7 million for the fourth quarter of 2005, reflecting a 29% increase over the same period last year. M-EBITDA margin was 38% for the quarter as compared to 33% for the same quarter last year. Gross margin was 66% for the current quarter. This compared to 60% for the same period last year. The increase in M-EBITDA and margins primarily reflects strong revenue growth, which included a $2.3 million dispute resolution for intercarrier compensation revenue, as well as an improvement in operating costs and other favorable cost settlements. Also reflected in the quarter was an increase in selling, general and administrative costs, which remained stable in relation to total revenue.

Net Loss

The Company’s net loss narrowed to $22.3 million, a loss of $.19 per share, for the current quarter, compared to a net loss of $36.1 million, a loss of $.31 per share for the fourth quarter of 2004. The decrease in the net loss primarily reflects the growth in M-EBITDA offset by higher depreciation and amortization and an increase in net interest expense, reflecting the financing related costs during the quarter.

Full year 2005 results compared to 2004 results

For the year 2005, the Company reported revenue of $708.7 million, M-EBITDA of $251.2 million, and a net loss of $108.1 million. Highlights for the year 2005 included:

•	Grew total revenue $55.6 million or 9% for 2005, including 18% growth in enterprise revenue while carrier revenue remained stable. Grew data and Internet revenue by 30% for the year, driven by strong enterprise growth

•	Reduced 2005 annual service disconnects by 17% over 2004

•	Increased M-EBITDA by 18%, primarily due to increased sales, offset by increased selling, general and administrative costs which were flat as a percent of total revenue

•	Decreased the net loss by 19% primarily due to increased sales

•	Completed refinancing of $400 million of debt and redeemed $400 million of 9 3/4% senior notes, improving the effective interest costs and moved the nearest debt maturity to 2010

•	Achieved gross margin of 63% and M-EBITDA margin of 35%

•	Grew un-levered free cash flow to $88.7 million, an increase of 113% for the year

Other Operating Highlights

“Our enterprise business represents 57% of our total revenue this quarter and has been growing at a 18% compounded annual growth rate for the past three years, which has strengthened and diversified our business significantly,” said Mark Peters, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “With this enterprise focus we have achieved 9% growth in overall revenue, 18% growth in enterprise revenue and 30% growth in data and Internet revenue for 2005 compared to 2004. We also have achieved steady progress in our path to free cash flow with near breakeven levered free cash flow for the current quarter. All of this positions us to continue to grow the business.”

Capital Expenditures

Capital expenditures were $41.0 million for the fourth quarter. This compares to $39.7 million for the third quarter of 2005 and $49.4 million for the fourth quarter of 2004. Capital expenditures for the year ended December 31, 2005, were $163 million compared to $172 million for the same period last year. For the year, the Company increased its investment in success based capital projects which reflects ongoing enterprise opportunities as well as new product investments in 2004 that did not recur in 2005. For 2006, the Company expects capital expenditures to be approximately $165 to $175 million, which includes the cost of continued expansion and enhancement of its network, products and systems.

Summary

“Our business continues to grow by concentrating on the right strategy and ongoing initiatives to capitalize on market demand,” said Herda. “We see strong enterprise opportunities in the marketplace and continue to focus on innovative solutions, our national market reach, and our data networking expertise to drive ongoing customer and revenue growth,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on February 7 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)	The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, interest income, investment gains and losses, income tax expense and cumulative effect of change in accounting principle. (See a discussion below of Modified EBITDA under “Financial Measures”.)

(2)	The Company defines un-levered free cash flow as Modified EBITDA less capital expenditures. Unlevered cash flow is reconciled to M-EBITDA in the supplemental information posted on the Company’s website as noted above.

(3)	The Company defines levered free cash flow as Modified EBITDA less capital expenditure and net interest expense. Levered free cash flow is reconciled to M-EBITDA in the supplemental information posted on the Company’s website as noted above.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operating Highlights and in the supplemental information posted on the Company’s website. In addition, management uses un-levered free cash flow, which measures the ability of M-EBITDA to cover capital expenditures.

Due to the significant positive impact in 2003 and 2004 of the Company’s settlement with WorldCom, Inc. (now MCI Inc.), the Company has presented its selected operating statistics both as reported and net of the settlements as well as a reconciliation between the two, in order to assist in understanding the impact of the settlement and the Company’s performance during the quarter net of the impact of that event.

Forward Looking Statements

The statements in this press release concerning the outlook for 2005 and beyond, including expansion plans, revenue trends, growth prospects, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2004 Annual Report on Form 10-K and the risks set forth in the material posted at www.twtelecom.com under “Investor Relations” for the Company’s fourth quarter 2005 webcast. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. As of December 31, 2005, Time Warner Telecom had more than 20,000 route miles of its own local and regional fiber networks, a national IP backbone with 10 Gbps capacity, and nearly 6,000 buildings connected directly to its fiber networks. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	12/31/05	9/30/05	Growth %
Revenue
Dedicated transport services	$85,468	$85,498	0%
Switched services	43,267	42,134	3%
Data and Internet services	44,752	41,467	8%

	173,487	169,099	3%
Intercarrier compensation (2)	11,032	8,758	26%

Total Revenue	184,519	177,857	4%

Expenses
Operating costs	62,598	68,395	-8%

Gross Margin	121,921	109,462	11%
Selling, general and administrative	51,289	47,071	9%

Modified EBITDA	70,632	62,391	13%

Depreciation, amortization and accretion	61,907	59,595

Operating Income	8,725	2,796
Interest expense	(35,248)	(29,764)
Interest income	4,117	3,527

Net loss before income taxes	(22,406)	(23,441)
Income tax benefit	(150)	—

Net Loss	($22,256)	($23,441)

Capital Expenditures	$41,053	$39,670	3%

Gross Margin	66%	62%

Modified EBITDA Margin	38%	35%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	Growth %	2005	2004	Growth %
Revenue
Dedicated transport services	$85,468	$83,690	2%	$341,779	$332,577	3%
Switched services	43,267	41,053	5%	166,808	157,905	6%
Data and Internet services	44,752	34,765	29%	162,834	124,805	30%

	173,487	159,508	9%	671,421	615,287	9%
Intercarrier compensation (2)	11,032	8,516	30%	37,306	37,800	-1%

	$184,519	168,024	10%	708,727	653,087	9%

Expenses
Operating costs	62,598	67,197	-7%	264,517	261,285	1%

Gross Margin	121,921	100,827	21%	444,210	391,802	13%
Selling, general and administrative	51,289	46,192	11%	193,052	178,317	8%

Modified EBITDA	70,632	54,635	29%	251,158	213,485	18%

Depreciation, amortization and accretion	61,907	64,531		238,180	230,688

Operating Income (Loss)	8,725	(9,896)		12,978	(17,203)
Interest expense	(35,248)	(28,728)		(134,262)	(122,391)
Interest income	4,117	2,590		13,220	6,483
Investment gains	—	—		—	710

Net loss before income taxes	(22,406)	(36,034)		(108,064)	(132,401)
Income tax expense (benefit)	(150)	111		—	636

Net Loss	($22,256)	($36,145)		($108,064)	($133,037)

Capital Expenditures	$41,053	$49,382	-17%	$162,521	$171,833	-5%

Gross Margin	66%	60%		63%	60%

Modified EBITDA Margin	38%	33%		35%	33%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended
	12/31/05	9/30/05	12/31/04
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	116,915	116,330	115,797

Basic and Diluted Loss per Common Share
As Reported	($0.19)	($0.20)	($0.31)

	As of
	12/31/05	9/30/05	12/31/04
Common shares (thousands)
Actual Shares Outstanding	117,382	116,626	115,806

Options (thousands)
Options Outstanding	19,512	18,749	19,224

Options Exercisable	13,158	13,360	12,871

Options Exercisable and In-the-Money	4,022	4,067	2,120

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	December 31, 2005	September 30, 2005
ASSETS
Cash and equivalents, and short-term investments	$393,523	$377,059
Receivables	58,535	51,598
Less: allowance	(10,936)	(10,531)

Net receivables	47,599	41,067
Other current assets	28,251	25,430
Property, plant and equipment	2,480,113	2,447,573
Less: accumulated depreciation	(1,253,163)	(1,199,789)

Net property, plant and equipment	1,226,950	1,247,784
Other Assets	96,213	100,447

Total	$1,792,536	$1,791,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$34,787	$28,693
Deferred revenue	20,478	21,971
Accrued taxes, franchise and other fees	60,687	63,975
Accrued interest	35,211	18,994
Accrued payroll and benefits	28,757	25,231
Current portion of debt and lease obligations	4,211	1,943
Other current liabilities	72,113	73,495

Total current liabilities	256,244	234,302
Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B due 11/30/2010 (2)	200,000	—
Floating rate senior secured notes, due 2/15/2011	240,000	240,000
9.25% senior unsecured notes, due 2/15/2014	400,451	400,466
10.125% senior unsecured notes, due 2/1/2011	400,000	400,000
9.75% senior unsecured notes, due 7/15/2008	—	200,000
Capital lease obligations	10,122	10,374
Less: current portion	(4,211)	(1,943)

Total long-term debt and capital lease obligations	1,246,362	1,248,897
Long-term Deferred Revenue	16,937	16,433
Other Long-Term Liabilities	8,479	8,027
Stockholders’ Equity	264,514	284,128

Total	$1,792,536	$1,791,787

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Provides for an extension of the maturity date to November 30, 2012 if on or before November 30, 2010 the Floating rate senior secured notes and 10 1/4 senior unsecured notes due in 2011 are refinanced to a maturity date no earlier than November 30, 2013.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2004				2005
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:
Route Miles
Metro	11,998	12,247	12,453	12,375	12,835	13,053	13,427	13,589
Regional	6,694	6,694	6,694	6,794	7,015	7,015	7,015	7,015

Total	18,692	18,941	19,147	19,169	19,850	20,068	20,442	20,604
Fiber Miles
Metro	626,873	637,081	646,849	642,298	653,506	662,156	683,795	690,088
Regional	273,963	273,963	273,963	275,163	275,186	275,186	275,186	275,186

Total	900,836	911,044	920,812	917,461	928,692	937,342	958,981	965,274
Buildings (2)
On-net	4,350	4,576	4,839	5,074	5,281	5,501	5,752	5,982
Type II	12,502	13,114	13,895	14,139	14,576	15,057	15,581	16,246

Total	16,852	17,690	18,734	19,213	19,857	20,558	21,333	22,228
Networks
Class 5 Switches	41	41	40	39	39	39	38	38
Soft Switches	12	12	12	13	20	26	32	34
Headcount
Total Headcount	1,982	1,971	1,990	1,986	2,019	2,029	2,022	2,034
Sales Associates (3)	305	310	323	314	317	312	312	318
Customers	9,209	9,632	9,982	10,396	10,740	11,088	11,439	11,834

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Buildings “On-net” represents customer locations to which the Company’s fiber network is directly connected.

Type II buildings are carried on the Company’s fiber network, including the Company’s switch for switched services, with a leased service from the Company’s distribution ring to the customer location.

(3)	Includes Sales Account Executives and Customer Care Specialists.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	2004						2005
	Mar. 31 (Note 2)			Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
	As Reported	MCI Settlement	Net of Settlement	As Reported	As Reported	As Reported	As Reported	As Reported	As Reported	As Reported
Financial Metrics: (1), (2)
Revenue ($000)
Dedicated transport services	$84,160	$1,661	$82,499	$83,552	$81,175	$83,690	$85,648	$85,165	$85,498	$85,468
Switched services	38,113	(25)	38,138	39,321	39,418	41,053	40,450	40,957	42,134	43,267
Data and Internet services	28,424	675	27,749	29,908	31,708	34,765	36,696	39,919	41,467	44,752

Subtotal	150,697	2,311	148,386	152,781	152,301	159,508	162,794	166,041	169,099	173,487
Intercarrier Compensation	10,952	—	10,952	10,045	8,287	8,516	8,780	8,736	8,758	11,032

Total Revenue	$161,649	$2,311	$159,338	$162,826	$160,588	$168,024	$171,574	$174,777	$177,857	$184,519
Operating Costs	64,317	—	64,317	64,221	65,550	67,197	66,807	66,717	68,395	62,598
Selling, general and administrative	45,312	(400)	45,712	43,381	43,432	46,192	44,779	49,913	47,071	51,289

Modified EBITDA (2)	$52,020	$2,711	$49,309	$55,224	$51,606	$54,635	$59,988	$58,147	$62,391	$70,632

Capital Expenditures ($000)	$31,548	—	$31,548	$44,023	$46,880	$49,382	$39,330	$42,468	$39,670	$41,053

Gross Margin (3)	60%	n/a	60%	61%	59%	60%	61%	62%	62%	66%
Modified EBITDA Margin	32%	n/a	31%	34%	32%	33%	35%	35%	35%	38%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	The Company separately presents Modified EBITDA, gross margin and Modified EBITDA margin without MCI settlements to help enhance comparability of these measures between periods.

(3)	The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.